Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2008, with respect to the consolidated financial statements and schedule of WebMD Health Corp., and our report dated February 28, 2008 with respect to the effectiveness of internal control over financial reporting of WebMD Health Corp., in the Registration Statement on Form S-4 (No. 333-00000) and related Prospectus of WebMD Health Corp. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
New York, New York
August 25, 2008